SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
          OF THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 1)

Filed by the Registrant {X}

Filed by a Party other than the Registrant {_}

Check the appropriate box:
{_} Preliminary Proxy Statement (Revocation of Consent Statement) {_} Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
{_}     Definitive Proxy Statement (Revocation of Consent Statement)
{X}     Definitive Additional Materials
{_}     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        ENVIRODYNE INDUSTRIES, INC.
                 -----------------------------------------
              (Name of Registrant as Specified in Its Charter)


                 -----------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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        (4)  Proposed maximum aggregate value of transactions:  _____________
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FOR IMMEDIATE RELEASE             FOR FURTHER INFORMATION:
NASDAQ Small Cap - EDNY           MEDIA:               INVESTORS
                                  Roy Wiley            Stephen M. Schuster
                                  (312) 255-3035       Gordon S. Donovan
                                                       (630) 575-2400


               ENVIRODYNE INDUSTRIES RESPONDS TO ACQUISITION
                      PROPOSAL BY ZAPATA CORPORATION

OAK BROOK, IL, May 14 -- Envirodyne Industries, Inc. (NASDAQ Small Cap:
EDYN) announced today that it received a proposal from Zapata Corporation to acquire it. Pursuant to the proposal, Envirodyne would receive $4 in cash per share and shares of Zapata common stock described by Zapata as being valued at $4, based on a formula to be negotiated.

Zapata's proposal is subject to a number of significant conditions, including negotiation of the valuation of Zapata's stock to be offered to Envirodyne stockholders, refinancing of Envirodyne's outstanding debt and election of Zapata's three director nominees to Envirodyne's Board.

Edward F. Gustafson, chairman, president and chief executive officer of Envirodyne, said, "As we have said repeatedly, Envirodyne's Board is prepared to carefully consider any bona fide proposal to acquire Envirodyne at a price that is fair to all stockholders, and will carefully review Zapata's proposal.

"If the independent board concludes that Zapata's proposal is in the best interest of stockholders, we would obviously proceed with further discussions with Zapata. But, it makes no sense to begin the process of negotiating a possible acquisition transaction by turning over control of Envirodyne to the very person attempting to buy it, as Zapata's offer requires.

"If Zapata's proposal is a bona fide bid to acquire Envirodyne at a fair price, Zapata would in fact gain control of Envirodyne and its Board of Directors at the appropriate time -- after it had negotiated an acceptable transaction and paid a fair price to all stockholders. But, if the proposal, which does not obligate Zapata to do anything and does not even specify how the Zapata shares are to be valued, is merely a cynical attempt to manipulate the upcoming election, we are confident that our stockholders will see the proposal for what it really is.

"We continue to believe that the best interests of our stockholders are served by maintaining an independent Board to negotiate with Zapata or any other bidder," Gustafson concluded.



                                IMPORTANT

1. Regardless of how many shares you own, YOUR VOTE IS VERY IMPORTANT. Please sign, date and mail the enclosed WHITE proxy card. PLEASE VOTE EACH WHITE PROXY CARD you receive since each account in which you own shares must be voted separately. Only your latest dated proxy card counts.

2. We urge you NOT TO RETURN ANY BLUE PROXY CARD sent to you by Zapata.

3. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, please direct the party responsible for your account to vote the WHITE proxy card as recommended by the Board of Directors.

      IF YOU HAVE ANY QUESTIONS on how to vote your shares, please contact Envirodyne at (630) 575-2400 or call our proxy solicitor MORROW & CO. at (800) 662-5200.